SEPARATION AND SETTLEMENT AGREEMENT

          THIS SEPARATION AND SETTLEMENT AGREEMENT (the "Agreement"), made and entered into as of the 31st day of January, 1999, by and between HALIS, INC., a Georgia corporation ("HALIS"), and LARRY FISHER ("Fisher").

     WHEREAS, on November 18, 1996, HALIS and Fisher entered a certain Employment Agreement whereby HALIS employed Fisher for a term of three years ending December 31, 1999, as amended January 3, 1997 (as amended, the "Employment Agreement"); and

     WHEREAS, HALIS and Fisher desire to mutually terminate the employment arrangement between them effective December 31, 1998 on the terms and conditions hereof.

     NOW THEREFORE, for and in consideration of the mutual premises herein, and other good and valuable consideration, the parties hereto agree as follows:

     1. Separation from the Company. HALIS and Fisher hereby agree that Fisher's employment under the Employment Agreement shall hereby terminate effective as of December 31, 1998 (the "Effective Date"), and that such termination shall be deemed a mutual termination, and not be construed as a termination by HALIS with or without cause, or a termination by Fisher, as those terms are defined in the Employment Agreement. In that regard, this agreement supercedes any rights or obligations of Fisher or HALIS as provided for in section 6 of the Employment Agreement, except section 6.6 which shall continue in full force and effect.

     2. Consideration. In satisfaction of any and all monetary obligations of HALIS to Fisher under the Employment Agreement, HALIS agrees, and Fisher accepts, the following:

     a) Except as provided in subsections (b) and (c) below, in lieu of any compensation, as provided for in section 4 of the Employment Agreement, including base salary, incentive compensation and any accrued but unpaid vacation, that may otherwise be due and owing as of, or would have become due and owing after, the Effective Date, the Company agrees to pay Fisher $25,000 and issue to Fisher 300,000 fully vested non-statutory stock options with an exercise price of $0.1315 per share, exercisable by Fisher on or before January 31, 2006.

     b) Fisher and HALIS acknowledge and agree that as of the Effective Date, HALIS owes Fisher $109,662.00 under the Employment Agreement with regard to HALIS' fiscal year ended on the Effective Date, and that HALIS shall satisfy this obligation by making monthly payments of $5,000 each, until the amount is fully paid, commencing with the first payment being due to Fisher by February 28, 1999 (the "Deferred Payments"). Notwithstanding the foregoing, HALIS shall only pay the Deferred Payments to the extent HALIS, in its reasonable determination, has available cash. Any Deferred Payments not made during a required month will nonetheless continue to be due and owing with no interest or penalty of any kind or nature accruing thereon.

     c) HALIS shall continue to pay through the original term of the Employment Agreement, on behalf of Fisher, any medical or dental premiums or other obligations related to the medical or dental plans of HALIS to extent that Fisher is participating in such plans as of the Effective Date. HALIS shall further reimburse Fisher for any reasonable business expenses incurred by Fisher on behalf of HALIS that may not have previously been reimbursed, and for an automobile allowance, including cost of insurance, through the original term of the Employment Agreement, to the extent HALIS has been obligated to pay or reimburse Fisher those amounts as of the Effective Date. In order to receive any reimbursement hereunder, Fisher shall supply a completed expense reimbursement request, along with any supporting documentation thereof, in such form as may be reasonably required by HALIS.

     3.   Entire Agreement.   This Agreement and the Employment
Agreement constitutes the entire agreement between the parties hereto regarding the Fisher's employment by HALIS and the termination thereof, and supersedes any other agreement, written or oral, relating to the subject matter hereof. Except as modified herein, the Employment Agreement shall remain in full force and effect.

     4. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


          HALIS, INC.


          By:  /s/ Paul W. Harrison             /s/ Larry Fisher
              Paul W, Harrison                  Larry Fisher
              Chairman, President and
              Chief Executive Officer








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